As filed with the Securities and Exchange Commission on December 26, 2024

Registration No. 333-266033

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO:

FORM S-3

REGISTRATION STATEMENT NO. 333-266033

UNDER

THE SECURITIES ACT OF 1933

THE DUCKHORN PORTFOLIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	81-3866305
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1201 Dowdell Lane

Saint Helena, CA 94574

(707) 302-2658

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sean Sullivan

Executive Vice President,

Chief Strategy and Legal Officer

The Duckhorn Portfolio, Inc.

1201 Dowdell Lane

Saint Helena, CA 94574

(707) 302-2658

(Name and address, including zip code, and telephone number, including area code, of agent for service of process for registrant)

With copies to:

Tristan VanDeventer

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

212-596-9361

(Approximate date of commencement of proposed sale to the public: Not Applicable)

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (these “Post-Effective Amendment”) is being filed by The Duckhorn Portfolio, Inc. (the “Registrant”) to deregister all securities remaining unsold under the following Registration Statement on Form S-3 (the “Registration Statement”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

Registration Statement on Form S-3 (No. 333-266033), filed with the SEC on July 6, 2022, registering an indeterminate amount of debt securities, preferred stock, common stock, and/or warrants offered by the Registrant and/or common stock offered by selling stockholders.

On December 24, 2024, pursuant to an Agreement and Plan of Merger, by and among the Registrant, Marlee Buyer, Inc. (“Parent”), and Marlee Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), dated as of October 6, 2024 (the “Merger Agreement”), upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Registrant has terminated any and all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities of the Registrant registered under the Registration Statement which remain unsold at the termination of the offering, the Registrant hereby terminates the effectiveness of the Registration Statement and removes from registration all of the securities that remain unsold under the Registration Statement as of the date hereof, if any.

The Registrant is filing this Post-Effective Amendment to withdraw and remove from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. After giving effect to this Post-Effective Amendment, there will be no remaining securities registered by the Registrant pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Helena, State of California, on December 26, 2024.

THE DUCKHORN PORTFOLIO, INC.

By:	/s/ Sean Sullivan
Name: Sean Sullivan
Title: Executive Vice President, Chief Strategy and Legal Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.